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                                                                   EXHIBIT 23.02



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of ATMI Holdings, Inc. of our report dated May 17, 1997, except for the last paragraph of Note 6 which is as of June 10, 1997, and the last paragraph of Note 3 which is as of July 29, 1997 relating to the combined financial statements of Lawrence Semiconductor Laboratories, Inc. and Affiliate which appears in such Proxy Statement/Prospectus. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

/s/ Price Waterhouse LLP


Phoenix, Arizona
September 8, 1997